EXHIBIT 10.3


                                                         April 9, 2006

Cable & Co. Worldwide, Inc.
800 Third Avenue
21st Floor
New York, New York 10022
Attention:   Martin C. Licht

Gentlemen:

         We are pleased to set forth the terms of the retention of the undersigned individuals (collectively, the "CONSULTANTS") by Cable & Co. Worldwide, Inc. (collectively with its affiliates the "COMPANY").

         1. The Company hereby retains the Consultants as the Company's non-exclusive consultants relating to the proposed operations, sales, and marketing of the Company's products in Europe (the "CONSULTING Relationship").

         2. In connection with the Consulting Relationship, the Consultants will be required to familiarize themselves with the business, operations, properties, financial condition, and prospects of the Company. In connection with its role as the Company's advisor, the Consultants would expect their services to include such additional financial advisory and related services as may be mutually agreed upon by the Consultants and the Company. The Consulting Relationship shall be for a period of six months.

         3. In connection with the Consulting Relationship, the Company will cooperate with the Consultants and will furnish the Consultants with all information and data concerning the Company (the "INFORMATION"), which the Consultants deem appropriate and will provide the Consultants with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information to be made available to the Consultants by the Company will, at all times during the term hereof, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to the Consultants will be prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services under this Agreement, the Consultants will be using and relying on the Information without independent verification thereof by any Consultant or independent appraisal by any Consultant of any of the Company's assets. The Consultants shall not be required to assume responsibility for any information regarding the Company. Any advice to be rendered by any Consultant pursuant hereto may not be disclosed publicly without the prior written consent of the Consultants.

         4. (a) In consideration of the Consulting Relationship, the Consultants shall be entitled to receive an aggregate cash payment in the amount of $49,000, allocated as set forth in



                                      -14-
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Annex A hereto.  The  Consultants  acknowledge  and agree that such sum shall be payable solely from the positive operating cash flow generated by the sales of the Company's products in Italy.

                  (b) The parties hereto expressly agree that any consideration payable pursuant hereto for the services described therein shall be as set forth therein.

         5. In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse the Consultants for expenses incurred in connection with the Consulting Relation when incurred or promptly thereafter, provided that such expenses have been approved in advance by the Company.

         6. Either party hereto may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. The termination of this Agreement shall not affect: (i) any compensation earned by the Consultants hereunder, including the entirety of the fees referenced in Paragraph 3 hereof; (ii) the reimbursement of expenses incurred by the Consultants up to the date of termination or completion, as the case may be; and (iii) the provisions of Paragraphs 3 through 7 of this Agreement.

         7. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and
(i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity. The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

         8. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

         9. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

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         If the foregoing  correctly sets forth our  Agreement,  please sign the enclosed copy of this letter in the space provided and return it to us.

                                            Very truly yours,



                                            -----------------------------
                                            NAME: NUNZIO ALTOBELLI



                                            -----------------------------
                                            NAME: JOHN DOUGLAS ASTON



                                            -----------------------------
                                            NAME: FRANK OTTAVIANI



                                            -----------------------------
                                            NAME: ANNEMARIE HARDT



CONFIRMED AND AGREED TO:
THIS _______ DAY OF APRIL, 2006

CABLE & CO. WORLDWIDE, INC.




BY:
   ---------------------------
   NAME:
   TITLE:


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                                                                         ANNEX A

             NAME                        AMOUNT
             ----                        ------

             Nunzio Altobelli            $18,750
             John Douglas Aston          $16,250
             Frank Ottaviani             $ 8,750
             Annemarie Hardt             $ 6,250

                      TOTAL              $49,000